Exhibit 5

June 8, 2001

Wellman, Inc.
595 Shrewsbury Avenue
Shrewsbury, NJ 07702

Ladies and Gentlemen:

We have acted as counsel to Wellman, Inc. (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of an additional 1,250,000 shares of the Corporation's Common Stock, $0.001 par value, to be issued to certain key executive and managerial employees of the Corporation under the Company's Amended and Restated 1997 Stock Option Plan (the "Plan").

As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Restated Articles of Incorporation, as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Common Stock and made available to us by an officer of the Company, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock, when issued and paid for in accordance with the terms and conditions of the Plan, assuming due execution of the certificates therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement.

Very truly yours,

DUANE, MORRIS & HECKSCHER LLP